Exhibit 10.16.11

WORLDPAY, INC.
2012 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD
FOR UNITED KINGDOM EMPLOYEES
You ("Participant") have been granted an award ("Award") of Restricted Stock Units ("RSUs") as set forth below. The Award is granted under the UK sub-plan to the Worldpay, Inc. (the "Company") 2012 Equity Incentive Plan (the "Plan") and is subject to the terms and conditions of the Plan, this Notice of Restricted Stock Unit Award ("Notice") and the Restricted Stock Unit Award Agreement ("Agreement") attached to this Notice. Unless otherwise defined in this Notice or the Agreement, the terms defined in the Plan shall have the same meanings in this Notice and the Agreement. This Notice and Agreement supersedes all prior agreements on the same subject matter between the Participant, on the one hand, and the Company or any of its Affiliates, on the other, and all such prior agreements shall be null and void. To the extent that any provision in the Participant's contract of employment with the Company or its applicable Affiliate (the "Participant's Contract of Employment") shall differ from this Notice and Agreement the Notice and Agreement shall prevail.

Participant:
Employee ID:
Date of Grant:
Grant ID:
Number of RSUs Granted:
Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the Agreement, the RSUs will vest on the following dates and in the following amounts (each a "Vesting Period" and a "Vesting Date"):
Additional Terms/Acknowledgements: By accepting (whether in writing, electronically or otherwise) the Award, Participant acknowledges and agrees to the following:
Participant understands that Participant’s employment with the Company is for an unspecified duration, can be terminated in accordance with the terms of the Participant's Contract of Employment at any time, and that nothing in this Notice, the Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the RSUs pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant of the Company or an Affiliate of the Company. Participant also understands that this Notice is subject to the terms and conditions of both the Agreement and the Plan, both of which are incorporated herein by reference. Participant has read the Agreement, the Plan and the Plan prospectus, and agrees to be bound by the terms of such documents, including the restrictive covenants contained therein. By accepting this Award, Participant consents to the electronic delivery as set forth in the Agreement and to participate in the Plan through an on-line or electronic system maintained by the Company or a third party designated by the Company.

WORLDPAY, INC.
2012 Equity Incentive Plan
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR UNITED KINGDOM EMPLOYEES
Pursuant to the Notice of Restricted Stock Unit Award (the "Notice") and this Restricted Stock Unit Award Agreement ("Agreement"), Worldpay, Inc. (the "Company") has awarded you a Restricted Stock Unit award (the "Award") under its UK sub-plan to the 2012 Equity Incentive Plan (the "Plan") for the number of restricted stock units ("Restricted Stock Units" or "RSUs") indicated in the Notice. Capitalized terms not explicitly defined in this Agreement or in the Notice but defined in the Plan will have the same definitions as in the Plan. The details of your Award, in addition to those set forth in the Notice and the Plan, are as follows:
1. Grant. Each RSU represents a right (which is subject to forfeiture and transfer restrictions) to a future payment of one share ("Share") of the Company’s Class A Common Stock.
2. Settlement. Settlement of RSUs shall be made as soon as administratively practicable after the applicable Vesting Date (but no later than March 15 of the calendar year following the calendar year in which such vesting occurs). Subject to any required tax withholding, such settlement shall be in Shares. In no event will the Company grant or issue a fractional RSU or Share. Any fraction will be rounded down to the nearest whole RSU or Share.
3. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.
4. No Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant.
5. Non-Transferability of RSUs. RSUs may not be transferred in any manner other than by will or by the laws of descent or distribution or court order, save that the RSUs and the rights relating thereto shall become immediately void and of no effect for all purposes in the event of the bankruptcy of the Participant. Notwithstanding the foregoing sentence, the RSUs and the rights relating thereto may be transferred to one or more trusts for the benefit of one or more of the Participant’s family, or to a partnership or partnerships (including a limited liability company electing to be taxed as a partnership) of members of the Participant’s family for no consideration, or to a charitable organization as defined in Section 501(c)(3) of the U.S. Internal Revenue Code of 1986, as amended. Any restrictions on transfer will lapse upon delivery of Shares in respect of vested RSUs.
6. Treatment upon Termination of Service.
(a) General Rule. Subject to Section 6(b) and Section 10, if Participant’s Continuous Service Status terminates for any reason at any time before all of Participant’s RSUs have vested, all unvested RSUs shall be automatically forfeited upon such termination for no payment. The Participant's Continuouse Service Status will end on the Service Termination Date at the latest, or as otherwise set out in the Plan. In the case of any dispute as to whether a termination of Continuous Service Status has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.
(b) Special Rule for Death and Disability. If Participant’s Continuous Service Status terminates as a result of Participant’s death or Disability, all unvested RSUs shall vest as of the date of such termination.
7. Tax Withholding. The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes, including social securitiy contributions, arising in any jurisdiction in respect of the RSUs and Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. In this regard, the Participant authorizes the Company in its absolute discretion to withhold Shares from the Shares that otherwise would be issued or delivered to the Participant in respect of the vested RSUs and to sell such Shares on the Participant's behalf in order to account for any withholding taxes due and payable in respect of the vested RSUs (including any associated sales costs); provided, however, that no Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law (which shall not, for the avoidance of doubt, include employer National Insurance contributions). Without limiting the foregoing, the Company may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following additional means, or by a combination of such means (but does not have to):
(a) tendering a cash payment;
(b) "sell to cover";
(c) delivering to the Company previously owned and unencumbered Shares; or
(d) any other arrangement approved by the Committee.
One or more of these methods may not be available to Participant (or may be unavailable during a specified period) should the Company determine that its availability will or could violate the terms of any relevant law or regulation. Further the Participant agrees that unless the Committee determines otherwise, the RSUs are granted conditional upon the Participant completing and returning within 14 calendar days of the applicable Vesting Date a duly executed tax election under section 431 of the UK Income Tax (Earnings & Pensions) Act 2003 in such form as is approved by the Committee, in order to disapply any restrictions attaching to the Shares for UK tax purposes. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the RSUs or the subsequent sale of any Shares, and (b) does not commit to structure the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items. In the event the Company’s obligation to withhold arises prior to the delivery of Shares or it is determined after the delivery of Shares that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, Participant agrees to hold the Company harmless from any failure by the Company to withhold the proper amount. The Company may refuse to deliver the Shares if the Participant fails to comply with his or her obligations in connection with the tax withholding as described in this section.
8. No Employment/Service Rights. Nothing in the Plan or this Agreement shall affect in any manner whatsoever the right or power of the Company, or an Affiliate of the Company, to terminate Participant’s service, for any reason, with or without cause. Without limiting the generality of the foregoing, if the Participant's service or employment is terminated for whatever reason (including, for the avoidance of doubt, in breach of contract) the Participant shall not be entitled to any compensation for loss of any right or benefit or prospective right or benefit under this Agreement or the Plan which the Participant might have otherwise enjoyed or for the lapse of any such right or benefit, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever and the Participant hereby irrevocably waives any such right.
9. No Impact on Other Benefits. Neither the value of the Participant's RSUs, nor any Shares issued or transferred in settlement of the Participant's RSUs, nor any right relating thereto shall be pensionable Furthermore, the value of Participant’s RSUs is not part of his or her normal or expected compensation for the purposes of calculating any salary related benefits including (but not limited to) bonus, severance, retirement, welfare, insurance or similar employee benefit.
10. Change of Control.

(a) Treatment Following a Change of Control. If a Change of Control occurs and Participant’s Continuous Service Status is terminated by the Company or an Affiliate without "Cause" or, if applicable, by the Participant for "Good Reason" (each as defined below) within the 24-month period following the Change of Control, all unvested RSUs or, if applicable, Rolled Over RSUs (as defined below), shall automatically vest in full as of the date of such termination. Notwithstanding the foregoing, if the Successor Corporation (or the ultimate parent entity) in a Change of Control does not provide Rolled Over RSUs, all unvested RSUs shall vest in full as of the date of the Change of Control and be eligible to receive the same per share transaction consideration being offered to common stockholders generally pursuant to the Change of Control; or, alternatively, the Committee may cancel the Participant’s outstanding RSUs and pay to the Participant, in cash or stock, or any combination thereof, the value of such RSUs based upon the price per Share received or to be received by other stockholders of the Company in the Change of Control.
(b) Definition of "Rolled Over RSUs." "Rolled Over RSUs" mean that the Successor Corporation (or the ultimate parent entity) in a Change of Control agrees to honor or assume the RSUs on substantially equivalent contractual and financial terms, or agrees to grant a substitute award on substantially equivalent contractual and financial terms. Any determination as to what constitutes "substantially equivalent contractual and financial terms" will be conclusively determined by the Committee.
(c) Definition of "Good Reason". "Good Reason" shall be as defined under the terms of the Participant’s Employment Contract or, if such an agreement does not include a definition of "Good Reason," under the terms of any severance policy to which or under which the Participant is a party or participant. For purposes of Section 10(a), the event giving rise to a termination for Good Reason must occur within the 24-month period following a Change of Control.
(d) Definition of "Cause." For purposes of this Agreement, except as otherwise provided in a written employment or severance agreement between the Participant and the Company or a severance plan of the Company covering the Participant (including a change in control severance agreement or plan), "Cause" shall mean any one or more of the following, (i) gross negligence or willful misconduct of a material nature in connection with the performance of the Participant’s duties, (ii) an indictment or conviction for (or pleading guilty or nolo contendere to) a felony, (iii) a non-de minimus intentional act of fraud, dishonesty or misappropriation (or attempted misappropriation) of the Company’s or any of its Affiliates’ funds or property; (iv) the Company or any of its Affiliates having been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Participant’s employment and such order or directive has not been vacated or reversed upon appeal; (v) a violation of Section 12 hereof or any similar covenant or agreement between the Participant and the Company or an Affiliate; (vi) the Participant’s breach of any of material obligations in his or her employment agreement or offer letter; (vii) the Participant’s breach of his fiduciary duties as an officer or director of the Company or any of its Affiliates; (viii) the Participant’s continued failure or refusal after written notice from the chief executive officer or his delegate (or the Board, in the case of the chief executive officer) to implement or follow the direction of the chief executive officer or his delegate (or the Board, as applicable) or (ix) any circumstances where the Company or its Affiliate may terminate the Participant's employment without notice in accordance with the Participant's Employment Contract. Any disputes as to what constitutes "Cause" or "Good Reason" shall be conclusively determined by the Committee or its delegate.
11. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and the Participant with all applicable state and federal, state and local laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer. Without limiting the generality of the foregoing, the Participant agrees and acknowledges that the

Participant must not deal in the RSUs or the Shares acquired in connection with the RSUs if the Participant holds any information which may constitute inside information for the purposes if the UK Criminal Justice Act 1993 or the market abuse regime under the EU Market Abuse Regulation (2014/596/EU) and, without limiting the obligations imposed under that legislation, the Participant agrees not to deal in the RSUs or the Shares until the Participant ceases to have inside information for the purposes of that legislation.
12. Restrictive Covenants.
A. Participant’s Covenants.
1. Non-Competition. During the Restricted Period (as defined below), Participant shall not compete in any manner, either directly or indirectly, whether for compensation or otherwise, with the Business of the Company, as further described below. The parties agree that the following activities (without limitation) will be deemed to be competing:
(a) directly or indirectly, producing, developing, marketing, providing, handling, recommending, analyzing or accepting orders for products or services competitive with the Business of the Company, or assisting others to produce, develop, market, or provide such services or products ; or
(b) accepting employment from or having any other relationship (including, without limitation, through owning, managing, operating,controlling or consulting) with any person or entity that directly or indirectly produces, develops or markets a product, process, or service which is competitive with those products, processes, or services constituting the Business of the Company, whether existing or planned for the future, provided, however, that it shall not be a violation of this Agreement for Participant to have beneficial ownership of less than 1% of the outstanding amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system; or
(c) taking any other action that is likely or intended to result directly or indirectly in prospective or actual customers of the Company purchasing products, processes, or services which are competitive with those products, processes, or services constituting the Business from a competitor of the Company; or
(d) accepting any job or engagement in which Participant may be in a position to use or disclose Confidential Information regarding the Business of which Participant acquired knowledge or to which Participant had access while employed by the Company.

1.
The parties expressly agree that the foregoing list of activities is illustrative and non-exhaustive, and shall not limit the Company’s right to protection from other activities that are competitive with the Business of the Company. In recognition of the scope of the Company’s Business, in that it provides products and services to customers throughout the United States of America and elsewhere and that the Participant will be involved in, concerned with or responsible for the Company's Business in the Restricted Area, Participant agrees that the foregoing restriction(s) shall be applicable throughout the Restricted Area. Participant agrees that such geographic restriction is reasonable.

2. Non-Solicitation. During the Restricted Period, Participant agrees that Participant will not, either on Participant’s own behalf or on behalf of any other person or entity, directly or indirectly, (a) solicit any person or entity that is a customer of the Business or the Company, or has been such a customer with whom the Participant has had contact, involvement or responsibiiltiy during the eighteen (18) months prior to the Service Termination Date, to purchase any products or services the Business or the Company provided or provides to the customer; (b) interfere with any of the Business’s or the Company’s business relationships or (c) directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by the Business or the Company with whom Participant had contact, involvement or responsibility in the course of the Participant’s duties during the eighteen (18) months prior to the Service Termination Date, or attempt to do so for the sale of any product or service that competes with a product or service offered by the Business or the Company.
3. No-Hire. During the Restricted Period, Participant agrees that Participant will not, either on Participant’s own behalf or on behalf of any other person or entity, directly or indirectly hire, solicit or encourage to leave the employ of the Company or any of its Affiliates any person who is then an employee of the Company or its Affiliates or was such an employee within twelve (12) months of the date of such hiring, soliciting, or encouragement to leave who (i) was engaged in a management capacity; (ii) reported directly to the Participant; (iii) worked in Participant's team; or (iv) was an employee of the Company or any of its Affiliates who could materially damage the interests of the Company or any of its Affiliates if he became employed in any competing business, in each case with whom Participant worked closely during the twelve (12) months prior to the Service Termination Date.
4. Confidentiality. The Participant will not at any time (whether during or after the Participant’s employment with the Company) disclose, divulge, transfer or provide access to, or use for the benefit of, any third party outside the Company (other than as necessary to perform the Participant’s employment duties) any Confidential Information without prior authorization of the Company. Upon termination of the Participant’s employment for any reason, the Participant shall return to the Company any and all Confidential Information and other property of the Company or its Affiliates in the Participant’s possession or control.
5. Non-Disparagement. Participant agrees not to take any action or to make any statement, written or oral, that disparages or criticizes the business or management of the Company or any of its Affiliates, or any of their respective directors, officers, agents, employees, products or services.
B. Certain Definitions. For purposes of Section 12.A, the following definitions apply.
1. "Business" means the type of business conducted by the Company or its Affiliates currently or at any time in the past five years, or in the future, including but not limited to: (i) merchant processing services (including payment authorization, clearing and settlement for credit, debit, check authorization and truncation), (ii) gift, private label, stored value and prepaid card processing, (iii) electronic funds transfer services to business customers (including debit and ATM card processing and driving services, PIN and signature debit transaction authorization settlement and exception processing, (iv) payment and ATM network switching services (including the Jeanie network), (v) credit and debit card production, activation, replacement and related management services (including on an outsourced basis), (vi) payments-related reselling services, (vii) other value added services (including fraud detection, prevention and management services) relating to the foregoing, (viii) promotional messaging service relating to the foregoing, (ix) debit portfolio management services related to the foregoing, (x) data processing services related to the foregoing, (xi) the development, marketing, or sale of technology or applications related to point-of-sale payments or the embedding of payment processing technology or capabilities in business applications, (xii) integrated secure enterprise credit card payment facilitation and management within ERP, CRM and eCommerce, (xiii) the development, marketing, or sale of secure integrated credit card acceptance payment technology applications related to ERP, CRM or eCommerce, and (xiv) the development or commercialization of, or providing services related to, integrated payment card acceptance solutions and integrated payment card gateway systems for enterprise systems, including ERP, eCommerce and CRM systems.
2. "Confidential Information" shall mean information or material of the Company which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including: (A) information or material relating to the Company and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities; (B) information or material relating to the Company’s inventions, improvements, discoveries, "know-how," technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company’s services, products or software; (C) information on or material relating to the Company which when received is marked as "proprietary," "private," or "confidential"; (D) trade secrets of the Company; (E) software of the Company in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company; and (F) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, "Confidential Information" does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Participant outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement and nothing in this Agreement shall prevent the Participant making a statutory disclosure.
3. "Restricted Period" means the period of Participant’s employment by the Company or one of its Affiliates and twelve (12) months following the Service Termination Date.
4. “Company” (for purposes of this Section 12 only) shall mean, collectively, Worldpay, Inc., and each and every one of its Affiliates (as that term is defined in the Plan). The parties to this Agreement intend and expect that all Affiliates shall be beneficiaries of this Section 12, and shall have standing to enforce its terms.
5. "Restricted Area" means (a) the United Kingdom and (b) any other country in the world, including the United States of America, where the Company or its Affiliates has any business interests or dealings on the Service Termination Date in which the Participant has been involved or concerned or for which the Participant has been responsible in the eighteen (18) months prior to the Service Termination Date.
6. "Service Termination Date" means the earlier of (a) the date on which the Participant's employment with the Company or its Affiliate terminates for whatever reason, and (b) the start of any period of garden leave during which the Participant ceases to provide services to the Company or its Affiliates in accordance with the Participant's Contract of Employment provided that, if the Participant and Worldpay, Inc. agree that the Participant will remain a director of Worldpay, Inc. following the termination of his employment, the Service Termination Date will be the date on which the Participant ceases to be a director.
C. Representations, Warranties and Acknowledgements. Participant acknowledges that Participant’s services are of a special, unique and extraordinary character, involving strategic decision-making and access to valuable information based on trade secrets and other Confidential Information, and that Participant’s position with the Business and the Company places Participant in a position of confidence and trust with the Company and many of its customers, suppliers, vendors, employees and agents. Participant acknowledges that this Section 12 protects legitimate business interests of the Company, including the protection of strategic plans and data, the substance of competitive planning materials and sessions, and the protection of trade secrets and other Confidential Information of the Company’s Business.
1. Participant also acknowledges that businesses that are competitive with the Company include, but are not limited to, any businesses which are engaged in the Business or any other lines of business that the Company may engage in the future. Participant further acknowledges that the nature of the Business and that of the other businesses of the Company are national in scope.
2. Participant represents and warrants to the Company that Participant is not a party to any agreement, commitment, arrangement or understanding (whether oral or written) that in any way conflicts with or limits Participant’s ability to commence or continue to render services to the Company or that would otherwise limit Participant’s ability to perform all responsibilities in accordance with the terms and subject to the conditions of Participant’s employment.
3. Defend Trade Secrets Act. Under the federal Defend Trade Secrets Act of 2016 (the “DTSA”), Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
D. Remedies. If Participant breaches any provision of Section 12.A hereof, all outstanding RSUs, whether vested or unvested, shall be immediately forfeited and cancelled for nil consideration and the Participant shall immediately return to the Company the Shares previously received in settlement of any vested RSUs or the pre-tax income derived from any disposition of the Shares previously received in settlement of the RSUs. Participant hereby further consents and agrees that in the event of breach or threatened breach by Participant of any provision of Section A hereof, the Company shall be entitled to (a) temporary and preliminary and permanent injunctive relief and without the posting any bond or other security, (b) damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, (c) recovery of all attorney’s fees and costs incurred by the Company in obtaining such relief, (d) cessation and repayment of any severance benefits paid to Participant pursuant to any agreement with the Company, including any employment agreement, severance benefit agreement, plan or program of the Company, and (e) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach or threatened breach. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy. For the avoidance of doubt, a Participant exercising any of his or her rights under the DTSA shall not be considered a breach of Section 12.A hereof.

E. Early Resolution Conference. The provisions of this Section 12 are understood to be clear and enforceable as written and are entered into by Participant and the Company on that basis. However, should Participant later believe any provision in this Section 12 to be unclear, unenforceable, or inapplicable to activity that Participant intends to engage in, Participant will first notify the Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. Participant will provide this notification at least fourteen (14) days before Participant engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. Any professional activity related to the electronic payments industry in any way shall fall within the scope of this obligation. The failure to comply with this requirement shall waive Participant’s right to challenge the reasonable scope, clarity, applicability, or enforceability of this Section 12 and its restrictions at a later time. All rights of Participant and the Company will be preserved if the early resolution conference requirement is complied with even if no agreement is reached in the conference.
F. Governing Law. Notwithstanding Section 14 or any other provision in this Agreement or the Plan to the contrary, because the Company is headquartered in the State of Ohio, the provisions of this Section 12 of the Agreement, shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to the choice of law rules of any other state or country, including any other state or country in which the Participant works.
G. Miscellaneous.
1. If any provision or clause of this Section 12, or portion thereof, shall be held by any court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Section 12, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.
2. This Section 12 may not be changed or terminated orally and can only be changed by an agreement in writing signed by the Company and the Participant.
13. Interpretations; Amendments; Enforcement of Rights. Any conflict between this Agreement and the Plan will be resolved in favor of the Plan, except with regard to Section 12(F) herein. Any dispute regarding the interpretation of this Agreement or the Plan shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement; provided, however, that the Committee has the right to amend, alter, suspend, discontinue or cancel the RSUs, prospectively or retroactively; provided further, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent. No course of dealing or any delay on the part of the Company or the Participant in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default. No course of dealing or any delay on the part of the Company in exercising similar rights with regard to other participants shall operate as a waiver of any rights hereunder.
14. Severability; Governing Law; Venue and Jurisdiction. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law. Except as provided in Section 12, this Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in federal or state court in Hamilton County, Ohio, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and irrevocably submits to the exclusive jurisdiction of such court in any suit, action or proceeding.
15. Complete Agreement. The Participant and the Company acknowledge and agree that this Agreement represents their full and complete agreement on the subject matter thereof, and that this Agreement supersedes any and all prior contracts or agreements on that subject matter between the Participant, on the one hand, and the Company or any of its Affiliates, on the other, and that, other than the Participant's Contract of Employment, all such prior contracts or agreements are null and void. Any amendments or modifications of this Agreement must be in writing and executed by both the Participant and the Company.
16. Acknowledgement. The Company and the Participant acknowledge and agree that the Award is granted under and governed by the Plan and the provisions of the Notice and this Agreement. The Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that the Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Award subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
17. Electronic Delivery and Acceptance. By accepting this Award, the Participant consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses, and any other documents, communications or information related to or that the Company may be required to deliver in connection with the Plan, the Award or the Shares. Electronic delivery of a document may be via e-mail, by reference to a location on the Company’s intranet site or the internet site of a third party involved in administering the Plan, or such other delivery determined at the Company’s discretion. Participant also consents and agrees to participate in the Plan through an on-line or electronic system maintained by the Company or a third party involved in administering the Plan. This Agreement will be deemed to be signed by Participant upon the electronic grant acceptance by Participant of the Notice of Restricted Stock Unit Award to which it is attached.
18. Confidentiality. By accepting this Award, the Participant agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim arising out of or relating to or concerning the Plan, this Award or this Agreement, except that the Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim and to the Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).
19. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. In addition and notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the Participant’s consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code. For purposes of this Agreement, "Section 409A" means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
20. Repayment Obligation. In the event that (i) the Company issues a restatement of financial results to correct a material error and (ii) the Committee determines, in good faith, that the Participant’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement, then the Participant shall immediately return to the Company the Shares issued in settlement of the RSUs or the pre-tax income derived from any disposition of the Shares previously received in settlement of the RSUs (the "Repayment Obligation"). This Repayment Obligation shall be in addition to any compensation recovery policy that may be adopted by the Company or by the Committee pursuant to the Plan, or is otherwise required by applicable law or the rules of the Securities and Exchange Commission.

21. No Right to Continued Service. Nothing in the Plan or this Agreement shall affect in any manner whatsoever the right or power of the Company, or a subsidiary or Affiliate of the Company, to terminate the Participant's service or employment, for any reason, with or without cause. Without limiting the generality of the foregoing, if the Participant's service or employment is terminated for whatever reason (including, for the avoidance of doubt, in breach of contract) the Participant shall not be entitled to any compensation for loss of any right or benefit or prospective right or benefit under this Agreement or the Plan which the Participant might have otherwise enjoyed or for the lapse of any such right or benefit, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever and the Participant hereby irrevocably waives any such right.

22. Personal Data. By accepting this Award, the Participant consents to the Company and its Affiliates holding and processing of data about them and their dependents (including sensitive personal data) for the purposes of administering the Plan and the disclosure of such data (even outside the United Kingdom or the European Economic Area) to the Company or any Affiliate by whom the Participant may be employed from time to time and to any potential purchaser of the Company or the Participant's employer or of its business, and to the advisors and administrators of the Plan including the trustees of any employee benefit trust operated by the Group from time to time. The Company hereby confirms that it shall only hold and process data in connection with the Participant that (i) is necessary for the performance of the Company's and/or the Participant's rights and obligations under this Award and (ii) is necessary for the purposes of the Company's legitimate interests in connection with the operation of the Plan and shall ensure that adequate safeguards are in place before the Participant's personal data are transferred outside the United Kingdom or the European Economic Area.

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